ANCHOR CAPITAL MANAGEMENT GROUP, INC.

CODE OF ETHICS

Anchor Capital Management Group, Inc. (“ACMG”) has established this Code of Ethics (the “Code”) as required by Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”) and Rule 17j-1 of the Investment Company Act of 1940 (the “Investment Company Act”).  All ACMG employees must review this Code, as well as ACMG’s internal policies and procedures.  To the extent that any term within ACMG’s Compliance Manual, or any other ACMG policy, is inconsistent with any term contained within this Code, the Code shall control.  Any violation of this Code or any other ACMG policy or procedure shall be subject to ACMG’s disciplinary procedures, which may include termination of employment.

A.

Statement of Policy

ACMG and all its employees shall act in a fair, lawful and ethical manner, in accordance with the rules and regulations imposed by the United States Securities and Exchange Commission.  We have a fiduciary responsibility to treat our clients and fund shareholders fairly and to avoid actual or apparent conflicts of interest.  We have an affirmative duty of utmost good faith to act solely in the best interest of our clients and fund shareholders, and to make full and fair disclosure of all material facts, particularly where the interests of our clients and fund shareholders may be in conflict with our own.  There will be times when this obligation conflicts with our personal interest but we must recognize that the interests of our investors always come first.

Every employee is a personal representative of ACMG.  Employees should remain cognizant of the high value that ACMG has placed and continues to place on employees’ adherence to ethical conduct at all times.  Accordingly, all employees are urged to comply not only with the letter of this Code of Ethics but also with ACMG’s ideals.  Employees’ thorough knowledge and understanding of ACMG’s compliance policies and procedures will strengthen our credibility with investors and assist us in developing a "culture of compliance" that is crucial to discharging our fiduciary responsibility. If you are aware of any activities that you believe may be in violation of the law or ACMG’s compliance policies and procedures, it is your responsibility to pass this information on to any member of the Compliance Department.  Requests for anonymity will be honored to the maximum extent possible.

B.

Scope of the Code

The terms of this Code apply to all of ACMG’s employees and set forth the standard of conduct by which all individuals should carry out their respective obligations. Specifically, this document represents ACMG’s fundamental standard of conduct and addresses issues pertaining to

•

Privacy of Client Non-Public Personal Information;

•

Gifts and Entertainment

•

Insider Trading; and

•

Personal Securities Transactions.

As discussed in section G below, there are rules that require ACMG’s employees to report most securities transactions for accounts in which they have any direct or indirect beneficial interest.  Certain types of securities do not need to be reported (e.g. bankers’ acceptances, bank certificates of deposit, commercial paper, shares of unaffiliated registered open-end investment companies, etc.) .  The Definitions section below lists the types of securities that are “reportable securities.”

C.

Standards of Business Conduct

ACMG employees shall act in accordance with the requirements of the Advisers Act and the Investment Company Act, which set forth numerous rules for investment advisers such as ACMG.  It is against ACMG’s policy for any ACMG employee to use the mails or any means or instrumentality of interstate commerce:

(i)

To employ any device, scheme, or artifice to defraud a client or prospective client;

(ii)

To engage in any transaction, practice, or course of business which defrauds or deceives a client or prospective client;

(iii)

To knowingly sell any security to or purchase any security from a client when acting as principal for his or her own account, or knowingly to effect a purchase or sale of a security for a client’s account when also acting as broker for the person on the other side of the transaction, without disclosing to the client in writing before the completion of the transaction the capacity in which the adviser is acting and obtaining the client’s consent to the transaction; and

(iv)

To engage in fraudulent, deceptive or manipulative practices.

In addition, employees are required to comply with those federal securities laws that apply to ACMG’s business.  For purposes of this paragraph, “federal securities laws” means the Securities Act of 1933 (15 U.S.C. 77a-aa), the Securities Exchange Act of 1934 (15 U.S.C. 78a — mm), the Sarbanes-Oxley Act of 2002 (Pub. L. 107-204, 116 Stat. 745 (2002)), the Investment Company Act of 1940 (15 U.S.C. 80a), the Investment Advisers Act of 1940 (15 U.S.C. 80b), Title V of the Gramm-Leach-Bliley Act (Pub. L. No. 106-102, 113 Stat. 1338 (1999)), any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act (31 U.S.C. 5311 — 5314; 5316 — 5332) as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

D.

Privacy

  ACMG’s standard of business conduct relative to client nonpublic personal information is consistent with the terms of Regulation S-P.  ACMG has established a Privacy Program that includes the delivery of a Privacy Notice to all prospective and current clients that details the framework within which client and fund shareholder information is secured, as well as an internal Privacy Policy to be reviewed and signed by all ACMG employees.

E.

Gifts and Entertainment

No employee should seek from a mutual fund distributor, broker-dealer, securities salesperson, client custodian, supplier, client or other person or organization with whom ACMG has a business relationship any gift, favor, gratuity, or preferential treatment that is or may appear to be connected with any present or future business dealings between ACMG and that person or organization or which may create or appear to create a conflict of interest.  This policy covers, among other things, offers of opportunities to invest in initial public offerings (“IPOs”) and private placements of securities that may create or appear to create a conflict of interest between the interests of ACMG and those of its Employees.

No gifts may be accepted, other than those offered as a courtesy.  All gifts, favors, or gratuities from persons described above and having a fair market value in excess of $100 should be reported and described on the Quarterly Securities Transaction Report (“Quarterly Report”) and will be reviewed by ACMG’s Compliance Officer.  After such review, a determination will be made whether such gifts, favors or gratuities should be returned.

In addition, discretion should be used in accepting invitations for dinners, evening entertainment, sporting events or theater from such persons.  While in certain circumstances it may be appropriate to accept such invitations, all invitations from persons described above and having a value in excess of $500 per person should also be reported to ACMG’s Compliance Officer on the Quarterly Report.  In addition, any invitations from any person or organization involving free travel for more than one day must receive prior approval from ACMG’s Compliance Officer.  No employee should offer any gifts, favors or gratuities that could be viewed as creating a conflict of interest on the part of their recipient.

F.

Insider Trading

The securities laws prohibit trading by a person while in the possession of material nonpublic information about a company or about the market for that company’s securities. The securities laws also prohibit a person who is in possession of material nonpublic information from communicating any such information to others.

Insider trading violations are likely to result in harsh consequences for the individuals involved, including exposure to investigations by the SEC, criminal and civil prosecution, disgorgement of any profits realized or losses avoided through use of the nonpublic information, civil penalties of up to $1 million or three times such profits or losses, whichever is greater, exposure to additional liability in private actions, and incarceration.

Section 204A of the Investment Advisers Act requires that investment advisers maintain and enforce written policies reasonably designed to prevent the misuse of material nonpublic information by the investment adviser or any person associated with the investment adviser.

“Material” information is any information about a company, or the market for its securities, that, if disclosed, is likely to affect the market price of the company’s securities or to be considered important by the reasonable investor in deciding whether to purchase or sell those securities. Examples of information about a company which should be presumed to be “material” include, but are not limited to:

(a)

dividend increases or decreases,

(b)

earnings estimates,

(c)

changes in previously released earnings estimates,

(d)

significant new products or discoveries,

(e)

developments regarding major litigation by or against the company,

(f)

liquidity or solvency problems,

(g)

significant merger or acquisition proposals, or

(h)

similar major events which would be viewed as having materially altered the information available to the public regarding the company or the market for any of its securities.

The foregoing is not intended to be an exhaustive list.

“Nonpublic” information is information that has not been publicly disclosed. Information about a company is considered to be nonpublic information if it is received under circumstances which indicate that it is not yet in general circulation.

No ACMG employee who is in possession of material nonpublic information about a company, or about the market for that company’s securities, is permitted to purchase or sell those securities until the information becomes public and the market has had time to react to it. Should you have any doubt regarding the propriety of a proposed securities transaction, you should seek advice from the Chief Compliance Officer.

In addition, no ACMG employee may disclose material nonpublic information about a company or about the market for that company’s securities:

(a)

to any person except to the extent necessary to carry out the ACMG’s legitimate business obligations, or

(b)

in circumstances in which the information is likely to be used for unlawful trading.

While compliance with the law and with ACMG’s policies and procedures described above is each individual’s responsibility, interpretive questions may arise, such as whether certain information is material or nonpublic, or whether trading restrictions should be applicable in a given situation.  Violations of ACMG’s insider trading policies and procedures will be regarded with the utmost seriousness and will constitute grounds for immediate dismissal.  Any questions should immediately be addressed with the Chief Compliance Officer.

G.

Personal Securities Transactions

ACMG’s Access Persons (as defined below) may not acquire a beneficial ownership interest (see definition section below) in any security in an initial public offering (as defined in Rule 204A-1(e)(6)) or in a limited offering (as defined in Rule 204A-1(e)(7)) unless expressly approved in advance by the Chief Compliance Officer.  This prohibition also applies to members of the Access Persons’ immediate family (spouse, minor children, and adults living in the same household) and trusts for which the employee serves as a trustee or in which the employee has a beneficial interest (collectively “Covered Persons”).  ACMG shall maintain a record of any decision, and the reasons supporting the decision, approving the acquisition of such securities by Access Persons for at least five years after the end of the fiscal year in which the approval is granted.

Initial and Annual Holding Reports on Current Securities Holdings of Access Persons

All Access Persons (see definition section below) must submit to ACMG reports of their personal securities transactions and securities holdings periodically as described below. These reports allow ACMG to review employee trading and to detect prohibited practices such as “scalping” (a practice whereby the owner of a security recommends that security for investment and then immediately sells it at a profit upon the rise in the market price which follows the recommendation).  In addition, reviewing personal securities transaction reports can help detect insider trading, “front-running” (i.e., personal trades executed prior to those of our clients) and other potentially abusive practices.

All ACMG Access Persons must provide the Chief Compliance Officer or his designee with a written report of their current securities holdings within 10 days after the person becomes an Access Person.  The information in the Initial Holdings Report must be current—not more than 45 days old at the time the person becomes an Access Person.

Additionally, all Access Persons must provide the Chief Compliance Officer or his designee with a written report of their current securities holdings at least once each 12-month period thereafter on a date ACMG selects.  The information in the Annual Holdings Report must not be more than 45 days old at the time the report is submitted.

Each securities holdings report must provide, at a minimum, the following information:

(i)

the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security (as defined below) in which the Access Person has any direct or indirect beneficial ownership (as defined below);

(ii)

the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

(iii)

the date the Access Person submits the report.

Brokerage Statements in Lieu of Initial or Annual Holdings Reports

Access Persons can satisfy the initial or annual holdings report requirements by filing and dating a copy of a securities account statement listing all their securities holdings, if the statement provides all information required.

Access Persons can satisfy the annual holdings report requirement by timely confirming, in writing, the accuracy and completeness of securities account statements previously provided to the CCO, if such statements included all the required information.

Account Reporting

Every Employee must immediately notify the Chief Compliance Officer in writing of any account in which they have or will have a beneficial ownership interest or for which they exercise influence or control over investment decisions.  Such notification must identify the brokerage firm at which the account is maintained, the account executive, the title of the account, the account number, and the names and addresses of all individuals with a beneficial interest in the account.  This requirement also includes all such accounts of ACMG’s clients in which the Employee has or will have a beneficial interest.

Transaction Reports

All Access Persons must provide the Chief Compliance Officer or his designee, no later than 30 days after the end of each calendar quarter, with a written record of:

•

All their personal securities transactions (other than those pursuant to an “automatic investment plan” as defined in Rule 204A-1(e)(2)) during the quarter;

•

All securities transactions in any account in which the Access Person has any “direct or indirect beneficial ownership interest” (as defined below), unless the Access Person has no direct or indirect “influence or control” over investment decisions for the account; and

•

All securities transactions in any accounts of non-clients that the Access Person manages (for example, as trustee) or to whom the Access Person gives investment or voting advice.

The report must provide, at a minimum, the following information about each transaction (other than pursuant to an “automatic investment plan” as defined in Rule 204A-1(e)(2)) involving a reportable security (see definition section below) in which the Access Person had, or as a result of the transaction acquired, any direct or indirect “beneficial ownership” (see definition section below):

(i)

The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

(ii)

The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)

The price of the security at which the transaction was effected;

(iv)

The name of the broker, dealer or bank with or through which the transaction was effected; and

(v)

The date the Access Person submits the report.

The personal securities transaction reporting requirement may be satisfied by providing duplicate broker trade confirmations or account statements of all such transactions to ACMG no later than thirty days after the end of each calendar quarter.

Exceptions

The above holdings and transactions reporting requirements do not apply to transactions effected in any account over which a particular Access Person has no direct or indirect influence or control. In addition, the holdings and transactions reporting requirements do not apply to securities that are excluded from the definition of reportable security (see definition section below).

Retention of Certain Records

A record of each securities holdings report and transaction report, including any duplicate broker trade confirmation or account statements provided by an Access Persons (or their broker/dealer or custodian) in lieu of a securities transactions report, shall be maintained by ACMG for the time period required by the Investment Advisers Act. In addition, a record of the names of persons who are currently, or within the past five years were, Access Persons of ACMG shall be maintained.

H.

Definitions

“Access Persons” means any of ACMG’s supervised persons (as defined below) who: (A) have access to nonpublic information regarding any of ACMG’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund (as defined under Rule 204A-1(e)(9)), or (B) is involved in making securities recommendations to ACMG’s clients, or who has access to such recommendations that are nonpublic.

“Beneficial ownership” means an Access Person having or sharing a direct or indirect pecuniary interest (i.e., the opportunity, directly or indirectly, to profit or share in any profit) in the reportable securities (or initial public offering or limited offering, as the case may be), directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise.

“Reportable security” means any security defined in Section 202(a)(18) of the Investment Advisers Act (generally, all securities of every kind and nature), except that it does not include:

(i)

Direct obligations of the Government of the United States;

(ii)

Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)

Shares issued by money market funds;

(iv)

Shares issued by open-end funds other than reportable funds (as defined in Rule 204A-1(e)(9)); and

(v)

Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds (as defined in Rule 204A-1(e)(9)). This exception is aimed at variable insurance contracts that are funded by insurance company separate accounts organized as unit investment trusts. (Note: although not specifically excluded from the definition of reportable security, it is presumed the variable insurance products are included within this exception).

“Supervised person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee, or other person who provides investment advice on behalf of ACMG and is subject to its supervision and control.

I.

Administration and Enforcement of Code:

The Chief Compliance Officer is responsible for administering and enforcing this Code, a necessary part of which is supervising employees through the implementation process.  Should any employee have any questions regarding the applicability of this Code, (s)he should address those questions with the Chief Compliance Officer.  Pursuant to Section 203(e)(6) of the Investment Advisers Act, ACMG and its Chief Compliance Officer shall not be deemed to have failed to supervise any person if –

•

There have been established procedures, and a system for applying such procedures, which would reasonably be expected to prevent and detect, insofar as practicable, any such violation by such other person, and

•

The Chief Compliance Officer has reasonably discharged the duties and obligations incumbent upon that position by reason of such procedures and system without reasonable cause to believe that such procedures and system were not being complied with.

While compliance with the law and with ACMG’s policies and procedures described above is each individual’s responsibility, interpretive questions may arise, such as whether certain information is material or nonpublic, or whether trading restrictions should be applicable in a given situation. Any questions should immediately be addressed with the Chief Compliance Officer who has been designated by ACMG to respond to such questions. All violations of this Code should be reported to the Chief Compliance Officer.

J.

Recordkeeping

In addition to the above, ACMG must retain copies of the current Code of Ethics as well as any Code that was in effect at any time in the past five years.  Additionally, a copy of the executed Annual Acknowledgment of the Policies and Procedures of each person who is currently, or within the past five years was, a supervised person must be retained. Furthermore, ACMG is required to maintain a record of any violation of the Code of Ethics (but this does not include any initial reports by employees that informed ACMG of a violation of its policies, procedures or Code of Ethics), and of any action taken as a result of the violation.

In addition, ACMG shall maintain the following books and records:

•

Ongoing list of employees that have personal security activity;

•

Acknowledgement Form memorializing receipt of this Code of Ethics;

•

Record of any Chief Compliance Officer decision to approve an Access Persons’ personal security transaction and the underlying rationale supporting that decision.

•

Records of Code of Ethics violations and any resulting remedial action, not including any “whistleblower” reports made by employees.

Annual Acknowledgment of  Policies and Procedures

I hereby acknowledge receipt of a copy of ACMG Fund Advisors, LLC’s Policies and Procedures, including any amendments thereto as well as the Code of Ethics, which I have read and understand.  I certify that, to the best of my knowledge, I have complied with these policies and procedures to the extent they have applied to me during the past year.  I further understand and acknowledge that any violation of these policies and procedures may subject me to disciplinary action, including termination of employment.

  __________________________

Signature

  __________________________

Printed Name

   _________________________

Date